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                                 CERTIFICATE OF MERGER

                                          OF

                            ANTIGUA ACQUISITION CORPORATION

                                         INTO

                               AT&T CAPITAL CORPORATION


                               UNDER SECTION 251 OF THE
                               GENERAL CORPORATION LAW
                               OF THE STATE OF DELAWARE


               Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware, AT&T Capital Corporation, a Delaware corporation (the "Corporation"), hereby certifies the following information relating to the merger of Antigua Acquisition Corporation, a Delaware Corporation ("Merger Sub"), with and into the Corporation (the "Merger"):

               FIRST: The names of the constituent corporations in the Merger (the "Constituent Corporations") and their states of incorporation are as follows:

               Name                                              State

        AT&T Capital Corporation                                 Delaware

        Antigua Acquisition Corporation                          Delaware

               SECOND: The Agreement and Plan of Merger, dated as of June 5, 1996, among the Corporation, AT&T Corp., a New York corporation, Hercules Limited, a Cayman Island corporation, and Merger Sub (as amended by the First Amendment to the Agreement and Plan of Merger, dated as of August 20, 1996, the "Merger Agreement"), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in



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accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware. Written consent has been given in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice has been given in accordance with such Section.

               THIRD: The name of the surviving corporation in the Merger shall be AT&T Capital Corporation (the "Surviving
Corporation").

               FOURTH: The certificate of incorporation of the Corporation as in effect immediately prior to the Merger shall be the restated certificate of incorporation of the Surviving Corporation, except that Articles First through Twelfth are hereby deleted in their entirety and replaced with the provisions set forth in Annex A hereto.

               FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, located at 44 Whippany road, Morristown, New Jersey 07962.

               SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of record of either of the Constituent
Corporations.

               SEVENTH: This Certificate of Merger, and the Merger provided for herein, shall be effective as of the time of filing with the Secretary of State of Delaware on October 1, 1996.



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               IN WITNESS WHEREOF, this Certificate of Merger has been executed on the 1st day of October, 1996.

                                                   AT&T CAPITAL CORPORATION


                                                   By:  /s/ Thomas C. Wajnert
                                                      --------------------------
                                                         Thomas C. Wajnert
                                                         Chairman and Chief
                                                           Executive Officer

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